MOUNTAIN STATES R&D INTERNATIONAL INC.
13801 E. Benson Highway, Suite A
Vail, Arizona  85641

CONSENT OF GEOLOGICAL CONSULTANT

We hereby consent to the inclusion and reference by Searchlight Minerals Corp. in connection with the Annual Report on Form 10-K to be filed with the United States Securities and Exchange Commission (the “10-K”), of our findings included in our report relating to chain of custody drill hole and bulk surface sample analyses on the Clarkdale Slag Project (the “Report”).  We concur with the discussion and summary of our Report as it appears in the 10-K and consent to our being named as an expert therein.

MOUNTAIN STATES R&D INTERNATIONAL INC.

By:  /s/ Roshan Bhappu
Dr. Roshan Bhappu
President

Dated July 24, 2009